Exhibit 99.1

Index Oil and Gas Inc. Achieves Highest Revenue to Date for First Quarter of Fiscal Year 2009

HOUSTON, August 19, 2008 (PRIME NEWSWIRE) -- Index Oil and Gas Inc. (OTCBB:IXOG) ("Index" or the "Company") today announced its unaudited financial results for the first Fiscal Quarter ended June 30, 2008 ("Q1 FY 2009", "the quarter"). The Company filed with the SEC its Quarterly Report on Form 10-Q ("Quarterly Report") for the quarter on August 14, 2008. The Company's fiscal year ("FY") 2009 ends March 31, 2009.

In the quarter the Company achieved its highest level of quarterly oil and gas sales revenues since inception of $1,429,077.

Lyndon West, CEO of the Company, stated, "The most recent quarter saw further evidence of progress for our business, achieving revenues that were 84% of the total revenues for the whole of the previous fiscal year. We are also pleased to report the generation of approximately $0.4 million of positive cash flows from operating activities, before changes in operating assets and liabilities, commonly known as working capital movements.”

Results reported in the Quarterly Report for Q1 FY 2009 are as follows:-

Oil and gas sales revenues were $1,429,077 for the first quarter of the Company's fiscal year 2009, compared to $151,373 for the equivalent period in the previous fiscal year. Gas production for the quarter provided 83% of total production, on an energy equivalent basis.

The increase in oil and gas sales over the comparative quarter reflected an increase in production volumes of 89.8 MMcfe (million cubic feet of gas equivalent), from 16.9 MMcfe in Q1 FY 2008 to 106.7 MMcfe in Q1 FY 2009. The increase was primarily due to new production from the Outlar, Ducroz and Shadyside wells. Additionally, revenues reflected higher average commodity prices as our average price per Mcfe (thousand cubic feet of gas equivalent) increased by $4.45 in the quarter to $13.39 per Mcfe from $8.94 per Mcfe in Q1 FY 2008. The average gas sales price in the quarter was $12.09 per Mcf (thousand cubic feet of gas).

Net loss for Q1 FY 2009 was $(0.413 million) as compared to $(0.437 million) for Q1 FY 2008. The net loss for the quarter includes $0.080 million of non-cash stock compensation expense and $0.766 million of depletion, depreciation and amortization expenses. Commensurate with increased production volumes lease operating and production tax expenses were higher, and also general and administrative costs were higher and interest income on cash balances lower compared to the previous year.

The Company used $0.120 million in total of net cash in operating activities, inclusive of a net use of $0.553 million in changes to operating assets and liabilities, and used $0.336 million in investing activities in the quarter, principally capital expenditures on its oil and gas properties.

The Company continues to progress its previously announced acquisition strategy to pursue opportunities to acquire assets that will enhance the Company's growth potential and add shareholder value.

Lyndon West continued, “We have ongoing discussions on potential opportunities to acquire producing and exploration assets that are consistent with the Company's current properties and which would provide additional opportunities to participate in new drilling activity. We have to balance any of these opportunities against the fact that we are in a challenging capital raising environment.”

About Index Oil and Gas Inc.

Index Oil and Gas Inc. (OTC BB:IXOG.OB - News) is an oil and gas exploration and production company, with activities primarily in Texas, Louisiana and Kansas and offices in Houston. The Company's goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects. After successfully focusing on lower risk prospects to build reserves and near term cash flow in FY 2007 (ended March 31, 2007), Index embarked upon a drilling program in FY 2008 of a balanced, risk-managed portfolio of prospects designed to generate significantly higher reserves and production. The Company has a successful drilling record and intends to grow its existing asset base and revenues through further investment in the U.S.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This release may also contain other ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2008 and the Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

To learn more about Index Oil and Gas (OTC BB:IXOG.OB - News), please visit the Company's web site at http://www.indexoil.com. To receive news about the company as it becomes available, please contact Adam Brooks at abrooks@cfsg1.com or 1-800-625-2236.

Contact:
Consulting For Strategic Growth 1
Investor Relations
Stanley Wunderlich, CEO
1-800-625-2236
info@CFSG1.com
Media Relations
Daniel Stepanek, EVP
1-646-205-7767
dstepanek@cfsg1.com
Fax: 1-646-205-7771
www.cfsg1.com

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